                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   01  )*
                                         ------

                       Thomas Industries Incorporated
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                884-425-109
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  8  Pages
                                        ---

CUSIP No. 884-425-109                 13G                 Page  2  of  8  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Fisher Investments, Inc.  94-3029777
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Fisher Investments was organized and incorporated in the State of
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                      285,200
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                          N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                      285,200
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                          N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     285,200
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 884-425-109                                      Page 3  of  8 Pages
          -----------                                          ---    ---


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Kenneth L. Fisher  ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only


-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                      285,200
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                          N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                      285,200
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                          N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     285,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     2.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 Schedule 13G/A
                           For Holdings as of 12/31/96

ITEM 1
  1a)  NAME OF  ISSUER
       Thomas Industries Inc.
  1b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       4360 Brownsboro Rd.
       Louisville,  KY 40207

ITEM 2
  2a)  NAME OF PERSON FILING
       a. Fisher Investments, Inc.
       b. Kenneth L. Fisher
  2b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE
       a. 13100 Skyline Blvd.
          Woodside, CA 94062
       b. 13100 Skyline Blvd.
          Woodside, CA 94062
  2c)  CITIZENSHIP
       a. Fisher Investments, Inc. was incorporated and organized in the state of California
       b. Kenneth L. Fisher: United States
  2d)  TITLE OF CLASS OF SECURITIES
       There is no title of class of security purchased.   Security is
       registered as $1.00 par value common stock
  2e)  CUSIP NUMBER
       884-425-109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
       (e) Investment Adviser registered under section 203 of the Investment Act of 1940

ITEM 4 OWNERSHIP
  4a)  AMOUNT BENEFICIALLY OWNED
       285,200 Shares
  4b)  PERCENT OF CLASS
       2.7%
  4c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
       a) Fisher Investments, Inc.
          (i)   SOLE POWER TO VOTE OR TO DIRECT  THE VOTE: 0
          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
       b) Kenneth L. Fisher
          (i) SOLE POWER TO VOTE OR TO DIRECT  THE VOTE: 0
          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5 OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS
       (X) This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10  CERTIFICATION
  By signing below I certify that, to the best of knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Fisher Investments, Inc.

                              By:..........................................
                              Kenneth L. Fisher
                              Chairman and CEO